Exhibit 10.9

Summary of Marriott International, Inc. Director Compensation

Non- Employee Directors

Cash Compensation

Annual Cash Retainer
Vice Chairman	$75,000
Other non-employee directors	$60,000
Attendance Fees (each Board, Committee or shareholders meeting)
Vice Chairman	$1,562.50
Other non-employee directors	$1,250
Annual Committee Cash Retainers:
Chair of the Audit Committee	$20,000
Chair of the Compensation Policy Committee	$10,000
Chair of the Nominating and Corporate Governance
Committee	$10,000
Chair of the Committee for Excellence	$10,000

Annual Cash Retainers and Attendance Fees are paid quarterly in cash and can be deferred or received in the form of Company stock units or stock appreciation rights at the director’s election under the Company’s Executive Deferred Compensation Plan or Stock and Cash Incentive Plan.

Equity Compensation

Immediately before the annual meeting of shareholders each year, non-employee directors receive an annual award for a number of vested shares of Company Stock. Subject to the terms and limits in the Stock and Cash Incentive Plan, the market value of the awards will be $100,000 for the Vice Chairman and $80,000 for the other non-employee directors.

Other Information

Non-employee directors’ compensation is paid based on an annual period commencing with the annual shareholders meeting. The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when they attend meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels when on personal travel. The value of these benefits is reported to the directors as taxable compensation.

Employee Directors

Officers of the Company are not paid for their service as directors.